As filed with the Securities and Exchange Commission on June 12, 2006
Registration No. 333-132678

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VOLCANO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	3845	33-0928885
(State or other jurisdiction of incorporation or organization)	(Primary Standard Classification Code Number)	(I.R.S. Employer Identification No.)
2870 Kilgore Road
Rancho Cordova, CA 95670
1-800-228-4728
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

R. Scott Huennekens
President and Chief Executive Officer
2870 Kilgore Road
Rancho Cordova, CA 95670
1-800-228-4728
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Sanders, Esq. Dale S. Freeman, Esq. Reed Smith LLP Two Embarcadero Center Suite 2000 San Francisco, CA 94111 (415) 543-8700	Steven G. Rowles, Esq. Taylor L. Stevens, Esq. Morrison & Foerster LLP 12531 High Bluff Drive Suite 100 San Diego, CA 92130 (858) 720-5100

     Approximate date of commencement of the proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of		Proposed maximum	Proposed maximum
securities to	Amount to be	offering price	aggregate offering	Amount of
be registered	registered(1)	per share(2)	price	registration fee

Common Stock, $0.001 par value per share(4)	7,820,000 shares	$12.00	$93,840,000	$10,040.88(3)

(1)	Includes 1,020,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Previously paid.
(4)	Includes rights to purchase Series A Junior Participating Preferred Stock that initially will be attached to and trade with the shares of common stock being registered hereby. The value attributed to such rights, if any, is reflected in the market price of, the common stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
The Registrant has prepared this amendment solely to file Exhibit 10.33. No changes have been made to the prospectus that forms Part I of this Registration Statement and, accordingly, such prospectus has been omitted. In addition, no changes have been made to Items 13, 14, 15 or 17 of Part II of this Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Volcano Corporation in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC Registration Fee and the NASD filing fee.

Amount to be Paid

SEC registration fee	$10,041
NASD filing fee	9,884
NASDAQ National Market listing fee	125,000
Blue Sky fees and expenses	10,000
Printing and Engraving expenses	350,000
Legal fees and expenses	1,850,000
Accounting fees and expenses	950,000
Transfer Agent and Registrar fees	5,000
Miscellaneous	254,075

Total	$3,564,000

ITEM 14.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law.
Article VIII of our amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.
Article VI of our bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.
We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in the our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.
The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of us and our executive officers and directors, and by us of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.
We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer of our company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
See also the undertakings set out in response to Item 17 herein.

ITEM 15.	Recent Sales of Unregistered Securities.
In the past three years, we have issued and sold the following securities as adjusted for the 1-for-1.1 reverse split of our common stock effected May 24, 2006:
1. From January 1, 2003 through March 31, 2006, we granted options to purchase 5,080,017 shares of our common stock at prices ranging from $0.33 to $10.56 per share, 259,006 of which were exercised at prices ranging from $0.33 to $1.65 per share, and 754,225 of which were cancelled.

2. From July 2003 through March 2004, we issued and sold to 11 accredited investors an aggregate of 6,948,836 shares of Series B preferred stock, which is convertible into an aggregate of 6,325,435 shares of our common stock immediately prior to the closing of this offering, at a purchase price per share of $3.00.
3. In July 2003, we issued to one accredited investor a warrant to purchase 36,363 shares of our common stock at an exercise price per share of $3.30. As of December 31, 2005, this warrant had not been exercised.
4. In September 2003 and September 2004, we issued to two affiliated accredited investors warrants to purchase an aggregate of 186,667 shares of Series B preferred stock at an exercise price per share of $3.00. As of December 31, 2005, none of the warrants had been exercised. The warrants will be automatically converted into warrants to purchase 169,866 shares of our common stock upon the closing of this offering at a price of $3.30 per share.
5. In December 2003, we issued to two affiliated accredited investors warrants to purchase an aggregate of 3,091,216 shares or our common stock at an exercise price per share of $0.011. As of December 31, 2005, none of the warrants had been exercised. These warrants, by their terms, are automatically exercised on a cashless basis upon the closing of this offering and will result in the net issuance of 3,088,125 shares of our common stock.
6. In July 2004, we issued to one accredited investor a warrant to purchase 7,500 shares of Series B preferred stock at an exercise price per share of $3.00. As of December 31, 2005, this warrant had not been exercised. The warrants will be automatically converted into warrants to purchase 6,825 shares of our common stock upon the closing of this offering at a price of $3.30 per share.
7. In February 2005, we issued to eight accredited investors an aggregate of 2,662,754 shares of Series C preferred stock, which is convertible into an aggregate of 2,423,104 shares of our common stock immediately prior to the closing of this offering, at a purchase price per share of $5.77.
8. In October 2005, we issued 13,100 shares of our common stock to a former employee and current consultant in consideration of his services to us.
9. In November 2005, we issued a total of 71,961 shares of our common stock to two of our directors at a purchase price per share of $8.36 per share.
The sales of the above securities were deemed to be exempt from registration under the Securities Act with respect to item two through nine above in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, and with respect to item one above in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16.	Exhibits and Financial Statement Schedules.
(a) Exhibits.
EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement.
2	.1*	Asset Purchase Agreement dated July 10, 2003 by and among Jomed, Inc., Jomed N.V., Jomed GmBH, Jomed Benelux S.A. and Volcano Therapeutics, Inc.
2	.2†*	Asset Transfer Agreement, by and between Pacific Rim Medical Ventures Corp and Koninklijke Philips Electronics N.V., dated July 3, 2003.
3	.1*	Amended and Restated Certificate of Incorporation of the Registrant as currently in effect.
3	.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant to be effective upon closing of the offering.
3	.3*	Bylaws of the Registrant as currently in effect.
3	.4*	Form of Bylaws of the Registrant to be effective upon closing of the offering.
3	.5*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant.
4	.1*	Specimen Common Stock certificate of the Registrant.
4	.2*	Amended and Restated Investors’ Rights Agreement, dated February 18, 2005, by and among the Registrant and certain stockholders.
4	.3*	Warrant to Purchase Series B Preferred Stock, issued by the Registrants to Venture Lending & Leasing III, LLC, dated September 26, 2003.
4	.4*	Warrant to Purchase Series B Preferred Stock, issued by the Registrants to Venture Lending & Leasing IV, LLC, dated September 30, 2004.
4	.5*	Warrant to purchase shares of common stock issued by the Registrant to FFC Partners II, L.P., dated December 9, 2003.
4	.6*	Warrant to purchase shares of common stock issued by the Registrant to FFC Executive Partners II, L.P., dated December 9, 2003.
4	.7*	Warrant to purchase shares of common stock issued by the Registrant to Silicon Valley Bank, dated August 27, 2001.
4	.8*	Warrant to purchase shares of common stock issued by the Registrant to Silicon Valley Bank, dated July 18, 2003.
4	.9*	Warrant to purchase shares of Series B Preferred Stock issued by the Registrant to Silicon Valley Bank, dated July 18, 2004.
4	.10*	Form of Rights Agreement, by and between the Registrant and American Stock Transfer & Trust Company.
4	.11*	Form of Certificate of Designation of Series A Junior Participating Preferred Stock.
5	.1*	Opinion of Reed Smith LLP.
10	.1*	Form of Indemnification Agreement for the directors, the chief executive officer and the chief financial officer.
10	.2*	2000 Long Term Incentive Plan and forms of Option Agreements thereunder.
10	.3*	2005 Equity Compensation Plan and forms of Option Agreements and Stock Grant Agreement thereunder.
10	.4*	Loan and Security Agreement, as amended, by and between the Registrant and Silicon Valley Bank, dated July 18, 2003.
10	.5*	Loan and Security Agreement by and between the Registrant and Venture Lending & Leasing III, Inc., dated September 26, 2003.
10	.6*	Supplement to Loan and Security Agreement, by and between the Registrant and Venture Lending & Leasing III, Inc., dated September 26, 2003.
10	.7*	Promissory Note by Venture Lending & Leasing III, Inc. for $5,000,000, dated September 30, 2003.
10	.8*	Loan and Security Agreement, by and between the Registrant and Venture Lending & Leasing IV, Inc., dated September 30, 2004.

Exhibit
Number		Description

10	.9*	Supplement to the Loan and Security Agreement, by and between the Registrant and Venture Lending & Leasing IV, Inc., dated September 30, 2004.
10	.10*	Promissory Note for $1,500,158, held by Venture Lending & Leasing IV, Inc., dated October 14, 2005.
10	.11*	Promissory Note for $500,000, held by Venture Lending & Leasing IV, Inc. dated February 28, 2005.
10	.12*	Note and Warrant Purchase Agreement, by and among the Registrant and FFC Partners II, L.P. and FFC Executive Partners II, L.P., dated December 9, 2003.
10	.13*	15% Senior Subordinated Promissory Note, by the Registrant in favor of FFC Partners II, L.P., dated December 9, 2003.
10	.14*	15% Senior Subordinated Promissory Note, by the Registrant in favor of FFC Executive Partners II, L.P., dated December 9, 2003.
10	.15†*	License Agreement by and between the Registrant and The Cleveland Clinic Foundation, dated April 30, 2002.
10	.16*	Employment Agreement by and between the Registrant and R. Scott Huennekens, dated February 17, 2006.
10	.17*	Employment Agreement by and between the Registrant and John T. Dahldorf, dated February 17, 2006.
10	.18*	Standard Multi-Tenant Office Lease— Gross, as amended, by and between Ethan Conrad and the Registrant, dated June 13, 2005.
10	.19*	Net Lease Agreement, as amended, by and between the Registrant and Great Scene Ventures Ltd, dated January 10, 1996.
10	.20*	Standard Industrial/Commercial Multi-Tenant Lease, as amended, by and between 1325 “J” Street L.P. and Jomed Incorporated, dated January 16, 2001.
10	.21†*	Supply Agreement by and between the Registrant and AVE Galway Limited, dated July 21, 2003.
10	.22*	License Agreement by and between the Registrant and AVE Galway Limited, dated July 21, 2003.
10	.23†*	Japanese Distribution Agreement by and between EndoSonics Corporation and Fukuda Denshi Co., Ltd., effective August 31, 1998.
10	.24†*	Japanese Distribution Agreement by and between the Registrant and Fukuda Denshi Co., Ltd., effective November 30, 2004.
10	.25†*	Sub-Distribution Agreement by and among Fukuda Denshi Co., Ltd, Goodman Company, Ltd, and the Registrant, dated January 25, 2005.
10	.26†*	International Distributor Agreement by and between Cardiometrics, Inc., Goodman Company, Ltd. and Kaneko Enterprises, Inc., entered September 17, 1994.
10	.27†*	Distribution Agreement, as amended, by and between Goodman Company, Ltd. and the Registrant, dated September 27, 2004.
10	.28†*	Supply and Distribution Agreement between General Electric Medical Systems Scs and the Registrant, dated March 16, 2006.
10	.29†*	Amended and Restated Japanese Distribution Agreement by and among the Registrant, Volcano Japan Co., Ltd. and Fukuda Denshi Co., Ltd., dated March 17, 2006.
10	.30*	Managing Director Agreement by and between Volcano Europe NV and Mr. Michel Lussier, dated March 20, 2006.
10	.31†*	Termination of Option to Distribute Agreement by and between Medtronic Vascular, Inc. and the Registrant, dated January 27, 2006.
10	.32†*	Software Development and License Agreement by and between Paieon, Inc. and the Registrant, dated May 10, 2006.
10.33		Director Compensation Policy
21	.1*	Subsidiaries of the Registrant.
23	.1*	Consent of Independent Registered Public Accounting Firm.
23	.2*	Consent of Reed Smith LLP (See Exhibit 5.1).
24	.1*	Power of Attorney.

*	Previously Filed

†	Portions of the exhibit have been omitted pursuant to a request for confidential treatment. The confidential portions have been filed with the SEC.

(b) Financial Statement Schedules
Schedules are omitted because they are not required, are not applicable or the information is included in the consolidated financial statements or notes thereto.

ITEM 17.	Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) For the purpose of determining liability under the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(4) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the registration statement (No. 333-132678) to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rancho Cordova, state of California, on the 12th day of June, 2006.

Volcano Corporation

By:	/s/ R. Scott Huennekens

R. Scott Huennekens
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the registration statement (No. 333-132678) has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ R. Scott Huennekens R. Scott Huennekens		President and Chief Executive Officer, Director (principal executive officer)	June 12, 2006

/s/ John T. Dahldorf John T. Dahldorf		Chief Financial Officer (principal financial officer and principal accounting officer)	June 12, 2006

* Olav B. Bergheim		Director	June 12, 2006

* Robert J. Adelman, M.D.		Director	June 12, 2006

* James C. Blair, Ph.D.		Director	June 12, 2006

* S. Ward Casscells, M.D.		Director	June 12, 2006

* Carlos A. Ferrer		Director	June 12, 2006

* Lesley H. Howe		Director	June 12, 2006

* Ronald A. Matricaria		Director	June 12, 2006

*By:	/s/ R. Scott Huennekens R. Scott Huennekens Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement.
2	.1*	Asset Purchase Agreement dated July 10, 2003 by and among Jomed, Inc., Jomed N.V., Jomed GmBH, Jomed Benelux S.A. and Volcano Therapeutics, Inc.
2	.2†*	Asset Transfer Agreement, by and between Pacific Rim Medical Ventures Corp and Koninklijke Philips Electronics N.V., dated July 3, 2003.
3	.1*	Amended and Restated Certificate of Incorporation of the Registrant.
3	.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant to be effective upon closing of the offering to which this Registration Statement relates.
3	.3*	Bylaws of the Registrant.
3	.4*	Form of Bylaws of the Registrant to be effective upon closing of the offering to which this Registration Statement relates.
3	.5*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant.
4	.1*	Specimen Common Stock certificate of the Registrant.
4	.2*	Amended and Restated Investors’ Rights Agreement, dated February 18, 2005, by and among the Registrant and certain stockholders.
4	.3*	Warrant to Purchase Series B Preferred Stock, issued by the Registrant to Venture Lending & Leasing III, LLC, dated September 26, 2003.
4	.4*	Warrant to Purchase Series B Preferred Stock, issued by the Registrant to Venture Lending & Leasing IV, LLC, dated September 30, 2004.
4	.5*	Warrant to purchase shares of common stock issued by the Registrant to FFC Partners II, L.P., dated December 9, 2003.
4	.6*	Warrant to purchase shares of common stock issued by the Registrant to FFC Executive Partners II, L.P., dated December 9, 2003.
4	.7*	Warrant to purchase shares of common stock issued by the Registrant to Silicon Valley Bank, dated August 27, 2001.
4	.8*	Warrant to purchase shares of common stock issued by the Registrant to Silicon Valley Bank, dated July 18, 2003.
4	.9*	Warrant to purchase shares of Series B Preferred Stock issued by the Registrant to Silicon Valley Bank, dated July 18, 2004.
4	.10*	Form of Rights Agreement, by and between the Registrant and American Stock Transfer & Trust Company.
4	.11*	Form of Certificate of Designation of Series A Junior Participating Preferred Stock.
5	.1*	Opinion of Reed Smith LLP.
10	.1*	Form of Indemnification Agreement for directors, chief executive officer and chief financial officer.
10	.2*	2000 Long Term Incentive Plan and forms of Stock Option Agreements thereunder.
10	.3*	2005 Equity Compensation Plan and forms of Stock Option Agreements and Stock Grant Agreement thereunder.
10	.4*	Loan and Security Agreement, as amended, by and between the Registrant and Silicon Valley Bank, dated July 18, 2003.
10	.5*	Loan and Security Agreement by and between the Registrant and Venture Lending & Leasing III, Inc., dated September 26, 2003.
10	.6*	Supplement to Loan and Security Agreement, by and between the Registrant and Venture Lending & Leasing III, Inc., dated September 26, 2003.
10	.7*	Promissory Note for $5,000,000 held by Venture Lending & Leasing III, Inc., dated September 30, 2003.
10	.8*	Loan and Security Agreement, by and between the Registrant and Venture Lending & Leasing IV, Inc., dated September 30, 2004.
10	.9*	Supplement to the Loan and Security Agreement, by and between the Registrant and Venture Lending & Leasing IV, Inc., dated September 30, 2004.

Exhibit
Number		Description

10	.10*	Promissory Note for $1,500,158, held by Venture Lending & Leasing IV, Inc., dated October 14, 2005.
10	.11*	Promissory Note for $500,000, held by Venture Lending & Leasing IV, Inc. dated February 28, 2005.
10	.12*	Note and Warrant Purchase Agreement, by and among the Registrant and FFC Partners II, L.P. and FFC Executive Partners II, L.P., dated December 9, 2003.
10	.13*	15% Senior Subordinated Promissory Note, by the Registrant in favor of FFC Partners II, L.P., dated December 9, 2003.
10	.14*	15% Senior Subordinated Promissory Note, by the Registrant in favor of FFC Executive Partners II, L.P., dated December 9, 2003.
10	.15†*	License Agreement by and between the Registrant and The Cleveland Clinic Foundation, dated April 30, 2002.
10	.16*	Employment Agreement by and between the Registrant and R. Scott Huennekens, dated February 17, 2006.
10	.17*	Employment Agreement by and between the Registrant and John T. Dahldorf, dated February 17, 2006.
10	.18*	Standard Multi-Tenant Office Lease—Gross, as amended, by and between Ethan Conrad and the Registrant, dated June 13, 2005.
10	.19*	Net Lease Agreement, as amended, by and between the Registrant and Great Scene Ventures Ltd, dated January 10, 1996.
10	.20*	Standard Industrial/Commercial Multi-Tenant Lease, as amended, by and between 1325 “J” Street L.P. and Jomed Incorporated, dated January 16, 2001.
10	.21†*	Supply Agreement by and between the Registrant and AVE Galway Limited, dated July 21, 2003.
10	.22*	License Agreement by and between the Registrant and AVE Galway Limited, dated July 21, 2003.
10	.23†*	Japanese Distribution Agreement by and between EndoSonics Corporation and Fukuda Denshi Co., Ltd., effective August 31, 1998.
10	.24†*	Japanese Distribution Agreement by and between the Registrant and Fukuda Denshi Co., Ltd., effective November 30, 2004.
10	.25†*	Sub-Distribution Agreement by and among Fukuda Denshi Co., Ltd., Goodman Company, Ltd., and the Registrant, dated January 25, 2005.
10	.26†*	International Distributor Agreement by and between Cardiometrics, Inc., Goodman Company, Ltd. and Kaneko Enterprises, Inc., entered September 17, 1994.
10	.27†*	Distribution Agreement, as amended, by and between Goodman Company, Ltd. and the Registrant, dated September 27, 2004.
10	.28†*	Supply and Distribution Agreement between General Electric Medical Systems Scs and the Registrant, dated March 16, 2006.
10	.29†*	Amended and Restated Japanese Distribution Agreement by and among the Registrant, Volcano Japan Co., Ltd. and Fukuda Denshi Co., Ltd., dated March 17, 2006.
10	.30*	Managing Director Agreement by and between Volcano Europe NV and Mr. Michel Lussier, dated March 20, 2006.
10	.31†*	Termination of Option to Distribute Agreement by and between Medtronic Vascular, Inc. and the Registrant, dated January 27, 2006.
10	.32†*	Software Development and License Agreement by and between Paieon, Inc. and the Registrant dated May 10, 2006.
10.33		Director Compensation Policy
21	.1*	Subsidiaries of the Registrant.
23	.1*	Consent of Independent Registered Public Accounting Firm.
23	.2*	Consent of Reed Smith LLP (See Exhibit 5.1).
24	.1*	Power of Attorney.

*	Previously filed

†	Portions of the exhibit have been omitted pursuant to a request for confidential treatment. The confidential portions have been filed with the SEC.